Exhibit 99.1

Corporate Headquarters

70 East 55th Street, 9th Floor

New York, NY 10022

877.826.BLUE (2583)

www.bluerockre.com

PRESS RELEASE

For Immediate Release

BEMT ANNOUNCES Q2 2012 EPS OF $3.17 PER SHARE AND SIGNIFICANTLY IMPROVED FINANCIALS

New York, NY (August 20th, 2012) – Bluerock Enhanced Multifamily Trust, Inc. (“BEMT” or the “Company”) today announced net income of $4.9 million, or $3.17 per share, for the quarter ended June 30, 2012, as compared to a net loss of $702,000, or $0.93 per share, in the same quarter last year.

The quarter’s strong results are attributable to increases in operating profitability and improved fundraising as well as significant gains reflecting value creation in the Company’s real estate investments. During the quarter, the Company generated $5.4 million in gains from the sale of The Apartments at Meadowmont in Chapel Hill, NC, delivering a 92% return on equity over a 26-month period, and from the purchase of additional interests in The Reserve at Creekside Village in Chattanooga, TN and Springhouse at Newport News, in Newport News, VA, as previously reported in the Company’s 8-K dated June 28, 2012.

Other Second Quarter 2012 Highlights Include:

•	Average increase in property level Net Operating Income of 5.1% vs. the prior year quarter.

•	A 25% reduction in General and Administrative expenses primarily as a result of payroll cost savings and related efficiencies as compared to the same period in the prior year.

•	An increase in Total Assets to $63.6 million from $5.5 million in the previous quarter.

•	The complete pay down of all affiliate loans.

•	Increased cash and cash equivalents to $3.7 million, from $233,000 in the previous quarter.

•	Growth in total stockholders’ equity to $8.4 million, from $1.3 million in the previous quarter.

The balance sheet improvements are partially a result of the consolidated reporting of the Creekside Village and Springhouse investments as a product of steps undertaken to increase ownership and control of those investments.

“Meadowmont was a tremendous investment, which delivered a 92% return on equity. The consolidation of the Creekside Village and Springhouse properties, are the first of a number of steps that we are undertaking to demonstrate management’s value creation on behalf of BEMT’s investors,” said Ramin Kamfar, BEMT’s Chairman and Chief Executive Officer.

BEMT is a publicly registered, non-traded real estate investment trust. For copies of BEMT’s public company filings, please visit the U.S. Securities and Exchange Commission’s website at www.sec.gov or the Company’s website at www.bluerockre.com/bemt.

About Bluerock Real Estate

Bluerock Real Estate is a national real estate investment firm headquartered in Manhattan which was founded to provide institutional quality real estate investment products for the individual investor. Bluerock principals have over 80 years aggregate experience and have transacted on over 30 million square feet and $6 billion in acquisitions, primarily on behalf of leading U.S. institutional investors. Bluerock currently focuses on acquiring, managing, and developing stabilized, value-added, and opportunistic multifamily and office properties throughout the United States.

Forward-looking Statements

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the sale of The Apartments at Meadowmont, ability to deliver returns, earnings per share, future performance expectations, and improved financial reporting. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the financial performance of future acquisitions, uncertainties relating to changes in general economic and real estate conditions; the impact of current and future regulation; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES.